Exhibit 99.1

FOR IMMEDIATE RELEASE

October 15, 2019	NYSE American – REI

RING ENERGY, INC. RELEASES THIRD QUARTER AND NINE MONTH 2019

OPERATIONS UPDATE

Management Provides New Decline Curves and Economics on Northwest Shelf and Central Basin Platform Wells

Midland, TX. October 15, 2019 - Ring Energy, Inc. (NYSE American: REI) (“Ring”) (“Company”) today released its operations update for the third quarter of 2019. In the three months ended September 30, 2019, the Company drilled six new one-mile horizontal (“Hz”) San Andres wells on its Northwest Shelf (“NWS”) asset. Of the six new wells drilled, three were completed, tested and had Initial Potentials (“IPs”) filed, while the remaining three were completed and are in varying stages of testing. In addition to the three new wells drilled in the third quarter which had IPs filed, the company completed testing and filed IPs on eight additional horizontal wells drilled in the first and second quarters of 2019 (5 Central Basin / 3 NWS). The average IP rate for all the horizontal wells (11 wells) completed and IPs filed in the third quarter of 2019 was 475 Barrels of Oil Equivalent (“BOE”) per day, or 101 BOE/ 1,000 feet on an average lateral of 4,741 feet. The Company also performed nine conversions from electrical submersible pumps (“ESP”) to rod pumps (4 NWS / 5 Central Basin). Management believes these conversions will lower future operating expense by reducing electrical usage, eliminating monthly rental costs on the ESPs and lowering future pulling costs by as much as 80%. All drilling activities and workover projects were completed on time and within budget.

Historical Horizontal Drilling Results –

The Company began its horizontal drilling program in the third quarter of 2016 and has had the following results –

•	Average IP rate for all Hz wells completed and IPs filed 2016 & 2017 (50 wells) - 578 BOPE/d or 114 BOE / 1,000 ft.
•	Average IP rate for all Hz wells completed and IPs filed in 2018 (57 wells) –

432 BOE/d or 103 BOE / 1,000 ft.

•	Average IP rate for all Hz wells completed and IPs filed in 1st Qrt. 2019 (15 wells) –

429 BOE/d or 103 BOE / 1,000 ft.

•	Average IP rate for all Hz wells completed and IPs filed in 2nd Qrt. 2019 (5 wells) –

497 BOE/d or 123 BOE / 1,000 ft.

•	Average IP rate for all Hz wells completed and IPs filed in 3rd Qrt. 2019 (11 wells) –

475 BOE/d or 101 BOE / 1,000 ft.

Mr. Danny Wilson, Ring’s Executive Vice President and Chief Operating Officer, commented, “We continued to focus on the NWS in the third quarter. We drilled six new horizontal San Andres wells, all one mile in length. The results continue to exceed our initial expectations. Although the NWS wells tend to take a little longer to reach peak rates, we continue to be encouraged by the higher IP rates and flatter declines as compared to our legacy Central Basin Platform (“CBP”) wells. We continue to communicate with other operators in the area, sharing information and ideas in an effort to constantly refine our completion and production techniques with the ultimate goal of lowering costs and improving recoveries. After operating the NWS properties for the last six months, we firmly believe the horizontal San Andres play on the NWS yields superior returns and has the potential to get even better. As a result of the excellent results we are experiencing on both the NWS and CBP, we are updating the slides related to each asset on our corporate presentation to reflect the new decline curves and improved economics on both assets. It is important for us to provide this detailed information to the investment community so they can accurately assess the true value of these two assets and the impact they will have on the future growth of the Company. Below is a summary of those changes. In addition to our drilling activities, we performed nine pump conversions, which will substantially reduce future operating costs, and completed one small infrastructure project on the CBP related to our saltwater disposal system.”

Updated Decline Curves and Economics –

Northwest Shelf –

	Old	New
Oil IP Rate (BOPD)	325	350
Gas IP Rate (MCFPD)	160	300
Initial Decline Rate for Oil and Gas	90%	85%
Time from first production to peak rate (Days)	30	75
Final Decline Rate	5%	5%

Drilling costs remain at $2.4 million even though there have been significant cost reductions. Management has used completion cost reductions to increase size of frac jobs from approximately 600 lbs/ft to over 800 lbs/ft. Current results indicate a larger frac has a significant positive effect on IPs and EURs. Management has also included a $200K investment for converting from ESP to rod pump after 12 months of production. Company is now running a 2-step LOE model with one rate before rod conversion and a slightly lower model after conversion to account for savings in equipment rental and electrical costs.

Summary:

	Old	New
All-In F&D Costs Per Net BOE (Drilling + Land Costs)	$7.55	$5.44 -28%
Lifetime LOE (All LOE incurred during Life of Well)	$11.35	$8.74 -23%
Combined F&D + LOE	$18.90	$14.19 -24.9%

At $50/net BOE (Realized):

Net EUR (BOE)	443K	461K +4.1%
Internal Rate of Return (IRR)	86%	130% +51.1%
Return on Investment (Discounted/Undiscounted)	2.6/4.9	3.5/7.3
PV10 Value	$3.891MM	$6.538MM

Central Basin Platform –

	Old	New
Oil IP Rate (BOPD)	305	305
Gas IP Rate (MCFPD)	74	95
New Initial Decline Rate for Oil	93.5%	96.5%
New Initial Decline Rate for Gas	96.6%	96.5%
Final Decline Rate	6%	5%

Drilling costs have decreased from $2.2 million to $1.9 million due to decreased service costs primarily in the completion phase. Management has added a $250K investment for converting from ESP to rod pump after 12 months of production. Company is now running a 2-step LOE model with one rate before rod conversion and a slightly lower model after conversion to account for savings in equipment rental and electrical costs.

Summary:

	Old	New
All-In F&D Costs Per Net BOE (Drilling + Land Costs)	$6.74	$6.04 -10.4%
Lifetime LOE (All LOE incurred during Life of Well)	$11.01	$9.07 -17.6%
Combined F&D + LOE	$17.74	$15.74 -11.3%

At $50/net BOE (Realized):

Net EUR (BOE)	342K	332K -2.9%
Internal Rate of Return (IRR)	82%	99% +20.7%
Return on Investment (Discounted/Undiscounted)	2.7/5.2	2.8/5.7
PV10 Value	$3.764MM	$3.801MM

As a result, net production for the third quarter of 2019 was approximately 1,015,000 BOEs (11,033 BOEPD), as compared to net production of 600,000 BOEs (Ring Only / Prior to NWS Acquisition) for the third quarter of 2018, a 69.2% increase, and net production of 976,000 BOE for the second quarter of 2019, an approximate 4% increase. September 2019 average net production was approximately 11,400 BOEs, as compared to net daily production of 7,294 BOEs (Ring Only) in September 2018, a 56.3% increase, and net daily production of 10,800 BOEs in June 2019, a 5.5% increase. Net production for the nine months ended September 30, 2019 was approximately 3,041,000 BOEs, compared to 1,639,000 BOEs (Ring Only) for nine months ended September 30, 2018, an 85.5% increase.

The estimated price received for oil was $53.09 per barrel and the estimated price received for natural gas was $0.98 per mcf in the third quarter 2019. This resulted in an estimated received price of $47.40 per BOE. This compares to an average price per BOE received in the second quarter 2019 of $51.94, a decrease of 8.7%. The current price differential the Company is experiencing from WTI pricing is less than $3.00.

Mr. Kelly Hoffman, Ring’s Chief Executive Officer, stated, “This is the first full quarter of drilling and development on our newly acquired NWS property. Since moving a drilling rig onto the property in mid-April, we have focused on rebuilding our inventory of new wells. The current results reflect that effort. Our engineering and operations teams have done an excellent job in the evaluation and on-going development of all our assets. We have been able to decrease our overall drilling and operating costs on both our NWS property and our Central Basin property. We have provided a summary of the results we are experiencing in this release and encourage all shareholders to visit the Company website at www.ringenergy.com to see the new slides on both the Northwest Shelf and Central Basin properties with updated decline curves and economics. The Company continues to focus on its goals of continued production growth and becoming cash flow neutral by year-end.”

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and New Mexico.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2018, its Form 10Q for the quarter ended June 30, 2019 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons

K M Financial, Inc.

(702) 489-4447